EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James A. Smith
Chief Financial Officer
Electronics Boutique Holdings Corp.
(610) 430-8100

Electronics Boutique Reports Record Fiscal 2004
Fourth Quarter and Full Year Results

– Record Sales Increase 21.3 Percent for the Full Fiscal Year –

– Company Reports Unprecedented Store Growth and Continues to Gain Market Share –

WEST CHESTER, PA, March 11, 2004 – Electronics Boutique Holdings Corp. (Nasdaq: ELBO) today announced record financial results for its fiscal fourth quarter and year ended January 31, 2004.  The results were highlighted by strong sales growth in new and pre-played video game software and an increase in market share.

For the fiscal fourth quarter, total revenues increased 25.9 percent to $671.5 million, compared with $533.5 million for the same period a year ago.  This growth was driven by a 31 percent increase in software sales and a 22 percent increase in hardware sales, compared with the same quarter in fiscal 2003.  The company exceeded its projections for comparable store sales, posting a 2.0 percent increase in the fourth quarter.  Net income for the quarter was $39.4 million, or $1.57 per diluted share, which includes $2.9 million, or $0.12 per diluted share, of management fee revenue recorded in connection with the termination of the services agreement with Game Group Plc.  This compares with net income of $31.6 million, or $1.21 per diluted share, for the same quarter in fiscal 2003.

For the full fiscal year, total revenues grew 21.6 percent to $1,601.8 million from $1,316.8 million in fiscal 2003.  This was fueled by a 33 percent increase in video game software sales and 17 percent growth in hardware sales, compared with the prior fiscal year.  Comparable store sales for fiscal 2004 were even to last year.  Net income was $45.7 million, or $1.80 per diluted share, which includes $2.9 million, or $0.12 per diluted share, of management fee revenue from the termination of the services agreement.  This compares with net income of $37.4 million, or $1.42 per diluted share, reported in fiscal 2003, before the cumulative effect of a change in accounting principle relating to the recognition of vendor allowances, which lowered net income by $4.8 million, or $0.18 per diluted share.

“Electronics Boutique had a great year in fiscal 2004, setting new company records in revenue, profits and store growth. We also continued to gain market share in each quarter, demonstrating the ability of our business model to meet challenges and leverage opportunities within our industry,” said Jeffrey W. Griffiths, president and chief executive officer.  “Our software sales for the year were particularly strong, increasing 33 percent compared with fiscal 2003, driven by steady growth in the installed hardware base.  We expect these growth trends to continue, fueled by an anticipated hardware price drop in fiscal 2005, as well as an exciting lineup of new software titles.”

On January 30, 2004, the company entered into an agreement to terminate its services agreement with Game Group Plc, a specialty retailer based in the United Kingdom.  Under the termination agreement, Electronics Boutique agreed to accept a lump sum payment of $15.0 million in lieu of the remaining two years of management fees required under the services agreement.   The termination agreement eliminated certain restrictive covenants that impacted the company’s ability to expand in Europe.  The remaining covenants now expire over the next two years.  As a result, the company recorded $10.3 million as deferred revenue, which will be recognized over the terms of these covenants.  The remaining $4.7 million was recorded as management fee revenue in the fourth quarter of fiscal 2004 and represents revenue that would have been recognized in fiscal 2005 had the services agreement not been terminated.

During the year, the company opened a net of 383 stores, increasing the size of its store base to 1,528 as of January 31, 2004.  As a result of these openings, Electronics Boutique significantly expanded its presence in strip-centers in the United States and Canada, strengthened its leadership position in Australia and continued to build a foundation for future expansion in Europe.

Business Outlook

“Our outlook for the coming year is very positive.  The installed base continues to grow, and we are preparing for several major software launches in the latter half of the year, some of which are expected to set new sales records for our industry,” noted Mr. Griffiths.  “Electronics Boutique is now the world’s largest specialty retailer dedicated to video game software, hardware and accessories.  As a result, we are uniquely positioned to benefit from this strong software lineup and the growth of the installed base to capture greater market share.”

“Electronics Boutique expanded at an unprecedented rate in the past year, growing our store base and our market share,” added Mr. Griffiths.  “We plan to open approximately 400 new locations in fiscal 2005.  We expect this expansion, which will focus on adding new strip-center locations in North America and on building our position in international markets, will continue our proven growth strategy.”

For fiscal 2005, the company expects total sales to increase in the range of 17 to 21 percent, with comparable store sales increasing between 2 and 4 percent.  Based on this, the company expects fiscal 2005 earnings to be in the range of $1.85 to $1.95 per diluted share based on an average diluted share count of 25.2 million.  This forecast includes $5.8 million to be reported as management fee revenue resulting from the termination of the services agreement with Game Group Plc, which represents $0.14 per diluted share.

For the first quarter of fiscal 2005, the company anticipates earnings to be in the range of $0.08 to $0.10 per diluted share. This estimate is based on comparable store sales being in the range of a 2 percent decline to flat for the 13-week period ending May 1, 2004.

The company will host an investor conference call at 5:00 p.m. (EST) today to review its financial results and operations. The call will be open to all interested investors through a simultaneous Internet broadcast at www.ebholdings.com, and it will be archived for two weeks on the website. A recording of the call will also be available March 11, 2004 at 8:00 p.m. (EST) through March 18, 2004 at midnight (EST). Listeners should call (800) 642-1687 (domestic) or (706) 645-9291 (international), and use access code 5731368.

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is the world’s largest specialty retailer dedicated exclusively to video game hardware, software and PC entertainment software and accessories. The company currently operates 1,528 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico, Sweden and South Korea — primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com

This release contains forward-looking statements, including statements by Jeffrey Griffiths and in our Business Outlook, related to the financial performance of Electronics Boutique for the first quarter and full year for the fiscal year ending January 29, 2005, to the growth prospects and opportunities for Electronics Boutique, and to the growth prospects and projected sales for hardware, software and for the video game industry in general. Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology. In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in these forward looking statements, such as the schedule for new software releases, consumer demand for video game hardware and software, the timing of the introduction of new generation hardware systems, pricing changes by key vendors for hardware and software and the timing of any such changes, the adequacy of supplies of new and pre-played product, unexpected litigation results, increased competition and promotional activity from other retailers, and the availability of suitable locations for new stores. In light of the risks and uncertainties inherent in the forward-looking statements, these statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

–Financial Tables Follow–

Electronics Boutique Holdings Corp.

Consolidated Statements of Income

(Amounts in thousands, except per-share amounts)

	13 Weeks Ended		52 Weeks Ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003

Net sales	$662,865	$530,189	$1,588,406	$1,309,226
Management fees	8,653	3,355	13,375	7,553
Total revenues	671,518	533,544	1,601,781	1,316,779

Cost of goods sold	496,009	392,316	1,174,429	971,204

Gross profit	175,509	141,228	427,352	345,575

Costs and expenses:
Selling, general and administrative expense	105,694	85,057	328,577	267,566
Restructuring and asset impairment reversal	—	—	—	(2,611)
Depreciation and amortization	7,927	6,224	27,894	22,524

Operating income	61,888	49,947	70,881	58,096
Interest income, net	636	429	1,751	1,677

Income before income tax expense & cumulative effect of change in accounting principle	62,524	50,376	72,632	59,773
Income tax expense	23,120	18,783	26,903	22,373

Income before cumulative effect of change in accounting principle	39,404	31,593	45,729	37,400

Cumulative effect of change in accounting principle, net of tax	—	—	—	(4,773)

Net income	$39,404	$31,593	$45,729	$32,627

Income per share before cumulative effect of change in accounting principle:
Basic	$1.59	$1.22	$1.82	$1.44
Diluted	$1.57	$1.21	$1.80	$1.42

Per share cumulative effect of change in accounting principle:
Basic				$(0.18)
Diluted				$(0.18)

Net income per share:
Basic	$1.59	$1.22	$1.82	$1.26
Diluted	$1.57	$1.21	$1.80	$1.24

Weighted average shares outstanding:
Basic	24,849	25,869	25,114	25,833
Diluted	25,161	26,130	25,417	26,247

Electronics Boutique Holdings Corp.

Selected Consolidated Balance Sheet Data

(Amounts in thousands)

	January 31, 2004	February 1, 2003

Cash and cash equivalents	$157,968	$121,873

Merchandise inventories	253,577	226,866

Total current assets	477,687	382,480

Total assets	636,375	521,614

Accounts payable	220,481	176,146

Current liabilities	311,679	237,983

Total liabilities	332,395	247,114

Stockholders’ equity	303,980	274,500